Exhibit 16.1

March 14, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Item 9 of Form 10-K/A concerning our firm dated March 14, 2017, of US Alliance Corporation (the “Company”) that we understand the Company intends to file with the U.S. Securities and Exchange Commission on or about March 14, 2017, and are in agreement with the statements concerning RSM US LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ RSM US LLP